EXHIBIT 99.1

      McMoRan Exploration Co. Prices

    6.2 Million Shares of Common Stock

NEW ORLEANS, LA, October 1, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today that it has priced 6.2 million shares of common stock in a public offering at $12.75 per share.  The offering will generate net proceeds of approximately $74 million before any overallotment option is exercised.  The closing date for the transaction will be October 6, 2004.

McMoRan intends to use the net proceeds for drilling its near-term oil and gas prospects, for continuing its efforts to develop the Main Pass Energy HubTM project, and for working capital requirements and general corporate purposes.

The joint book-running managers for the offering are Merrill Lynch & Co. and JP Morgan.  Hibernia Southcoast Capital, Jefferies & Company, Inc, and Sterne, Agee & Leach Inc. are co-managers for the offering, which was made under McMoRan’s effective shelf registration statement.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet web site “www.mcmoran.com” and “www.mpeh.com”.

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